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                                                                       EXHIBIT 1


                           NOVA GAS TRANSMISSION LTD.

                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                        THREE MONTHS ENDED MARCH 31, 2004


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                           NOVA GAS TRANSMISSION LTD.
                               CONSOLIDATED INCOME
                              (MILLIONS OF DOLLARS)


                                                         Three Months Ended
                                                               March 31
                                                      -------------------------
                                                          2004          2003
                                                      (UNAUDITED)   (unaudited)
                                                      -----------   -----------
REVENUES                                                  311           328

EXPENSES
Operating expenses                                        101           100
Depreciation                                               71            74
                                                      -----------   -----------
                                                          172           174
                                                      -----------   -----------
OPERATING INCOME                                          139           154
                                                      -----------   -----------
OTHER EXPENSES / (INCOME)
Financial charges                                          62            70
Other                                                      (6)           --
                                                      -----------   -----------
                                                           56            70
                                                      -----------   -----------
INCOME BEFORE INCOME TAXES                                 83            84

INCOME TAXES                                               31            40
                                                      -----------   -----------
NET INCOME                                                 52            44
                                                      -----------   -----------
                                                      -----------   -----------


           See accompanying Notes to Consolidated Financial Statements


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         2
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                           NOVA GAS TRANSMISSION LTD.
                             CONSOLIDATED CASH FLOWS
                              (MILLIONS OF DOLLARS)

                                                          Three Months Ended
                                                               March 31
                                                      -------------------------
                                                          2004          2003
                                                      (UNAUDITED)   (unaudited)
                                                      -----------   -----------
CASH GENERATED FROM OPERATIONS
Net income                                                 52            44
Depreciation                                               71            74
Future income taxes                                         1             2
Other                                                      (1)            2
                                                      -----------   -----------
Funds generated from operations                           123           122
Decrease in operating working capital                      51            66
                                                      -----------   -----------
Net cash provided by operating activities                 174           188
                                                      -----------   -----------
INVESTING ACTIVITIES
Capital expenditures                                      (14)          (12)
Deferred amounts and other assets                          --            (3)
                                                      -----------   -----------
Net cash used in investing activities                     (14)          (15)
                                                      -----------   -----------
FINANCING ACTIVITIES
Decrease in amounts due to parent                        (160)         (173)
                                                      -----------   -----------
Net cash used in financing activities                    (160)         (173)
                                                      -----------   -----------
CHANGE IN CASH                                             --            --
CASH AT BEGINNING OF PERIOD                                --            --
                                                      -----------   -----------
CASH AT END OF PERIOD                                      --            --
                                                      -----------   -----------
                                                      -----------   -----------


           See accompanying Notes to Consolidated Financial Statements


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         3
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                           NOVA GAS TRANSMISSION LTD.
                           CONSOLIDATED BALANCE SHEET
                              (MILLIONS OF DOLLARS)

                                                        MARCH 31    December 31
                                                          2004          2003
                                                      (UNAUDITED)   (unaudited)
                                                      -----------   -----------
ASSETS

CURRENT ASSETS
   Accounts receivable                                     109           128
   Inventories                                              30            31
                                                      -----------   -----------
                                                           139           159

PLANT, PROPERTY AND EQUIPMENT                            4,667         4,724
DEFERRED AMOUNTS AND OTHER ASSETS                          123            91
FUTURE INCOME TAXES                                         17            18
                                                      -----------   -----------
                                                         4,946         4,992
                                                      -----------   -----------
                                                      -----------   -----------
LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable                                         46            39
   Due to parent                                           164           324
   Accrued  interest                                        62            37
   Long-term debt due within one year                      185           184
                                                      -----------   -----------
                                                           457           584
                                                      -----------   -----------
LONG-TERM DEBT                                           2,470         2,441
                                                      -----------   -----------
COMMON SHAREHOLDER'S EQUITY
   Common shares                                         1,706         1,706
   Retained earnings                                       313           261
                                                      -----------   -----------
                                                         2,019         1,967
                                                      -----------   -----------
                                                         4,946         4,992
                                                      -----------   -----------
                                                      -----------   -----------


On behalf of the board:

                 /s/ Ronald J. Turner             /s/ Russell K. Girling
              -------------------------         --------------------------
                      (Signed)                           (Signed)
                      Director                           Director


           See accompanying Notes to Consolidated Financial Statements


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         4
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                           NOVA GAS TRANSMISSION LTD.
                         CONSOLIDATED RETAINED EARNINGS
                              (MILLIONS OF DOLLARS)

                                                          Three Months Ended
                                                               March 31
                                                      -------------------------
                                                          2004          2003
                                                      (UNAUDITED)   (unaudited)
                                                      -----------   -----------
BALANCE AT BEGINNING OF PERIOD                            261            143
Net income                                                 52             44
                                                      -----------   -----------
BALANCE AT END OF PERIOD                                  313            187
                                                      -----------   -----------
                                                      -----------   -----------


           See accompanying Notes to Consolidated Financial Statements


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         5
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                           NOVA GAS TRANSMISSION LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE 1    SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements of NOVA Gas Transmission Ltd. have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies applied are consistent with those outlined in the company's annual financial statements for the year ended December 31, 2003. These consolidated financial statements for the three months ended March 31, 2004 do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements.

          Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions which have been made using careful judgment. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality.


NOTE 2    ACCOUNTING CHANGES

          HEDGING RELATIONSHIPS

          Effective January 1, 2004, the company adopted the provisions of the Canadian Institute of Chartered Accountants (CICA) new Accounting Guideline "Hedging Relationships," that specifies the circumstances in which hedge accounting is appropriate, including the identification, documentation, designation and effectiveness of hedges, and the discontinuance of hedge accounting. In accordance with the provisions of this new guideline, NGTL has recorded all derivatives on the Consolidated Balance Sheet at fair value.

          This new guideline was applied prospectively and there was no impact on net income in the first quarter of 2004. There was no material impact from this accounting change on the Consolidated Balance Sheet as at January 1, 2004.

          ASSET RETIREMENT OBLIGATIONS

          Effective January 1, 2004, the company adopted the new standard of the CICA Handbook Section "Asset Retirement Obligations", which addresses financial accounting and reporting obligations associated with asset retirement costs. This section requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

          The plant, property and equipment of the regulated natural gas transmission operations consist primarily of underground pipelines and above ground compression equipment and other facilities. No amount has been recorded for asset retirement obligations relating to these assets as it is not possible to make a reasonable estimate of the fair value of the liability due to the indeterminate timing and scope of the asset retirements. Management believes it is reasonable to assume that all retirement costs associated with the regulated pipelines will be recovered through tolls in future periods.


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         6
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          GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

          Effective January 1, 2004, the company adopted the new standard of the CICA Handbook Section "Generally Accepted Accounting Principles" that defines primary sources of generally accepted accounting principles
          (GAAP) and the other sources that need to be considered in the application of GAAP. The new standard eliminates the ability to rely on industry practice to support a particular accounting policy.

          This accounting change was applied prospectively and there was no impact on net income in the first quarter of 2004. In prior periods, in accordance with industry practice, certain assets and liabilities related to the company's regulated activities, and offsetting deferral accounts, were not recorded on the balance sheet. There was no material impact from this change on the Consolidated Balance Sheet as at January 1, 2004.


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                         7
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                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MANAGEMENT'S DISCUSSION AND ANALYSIS DATED APRIL 23, 2004 SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF NOVA GAS TRANSMISSION LIMITED (NGTL OR THE COMPANY) AND THE NOTES THERETO FOR THE THREE MONTHS ENDED MARCH 31, 2004 - SEE "ADDITIONAL INFORMATION."


FINANCIAL REVIEW

NGTL's net earnings were $52 million for the first quarter 2004, compared to $44 million for the same period in 2003. This increase in net earnings was primarily due to a corporate tax refund as a result of a prior year tax reassessment and higher earnings realized from TransCanada Pipeline Ventures Limited Partnership (Ventures LP). Alberta System earnings in first quarter 2004 reflect the implicit return in the 2004 interim tolls approved by the Alberta Energy and Utilities Board (EUB). The 2004 interim tolls were based on the 2003 negotiated fixed revenue requirement of $1.277 billion plus certain adjustments. The 2003 negotiated settlement did not include an explicit rate of return on equity or capital structure; as such, the 2004 first quarter earnings approximate a return equivalent to a 10.9 per cent rate of return on 32 per cent deemed common equity or alternatively an 8.7 per cent rate of return on 40 per cent deemed common equity. The 32 per cent deemed common equity is the last approved by the EUB in the 1995 General Rate Application (GRA) and the 40 per cent deemed common equity is the requested amount in the current Generic Cost of Capital (GCOC) Proceeding.


LIQUIDITY AND CAPITAL RESOURCES

FUNDS GENERATED FROM OPERATIONS

Funds generated from operations were $123 million for the three months ended March 31, 2004 compared with $122 million for the same period in 2003.

NGTL expects that its ability to generate sufficient amounts of cash in the short term and the long term, when needed, and to maintain financial capacity and flexibility to provide for planned growth is adequate and remains substantially unchanged since December 31, 2003.

INVESTING ACTIVITIES

In the three months ended March 31, 2004, capital expenditures totalled $14 million (2003 - $12 million). Capital spending is comprised of construction of new facilities that are dependent on requests from customers for new services, as well as capital maintenance.

FINANCING ACTIVITIES

During the three months ended March 31, 2004, all required financing was provided by NGTL's parent company, TransCanada PipeLines Limited (TCPL). NGTL anticipates that future financing requirements will be obtained from TCPL or from third parties.


NGTL MANAGEMENT'S DISCUSSION AND ANALYSIS                                     1
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CONTRACTUAL OBLIGATIONS

There have been no material changes to NGTL's contractual obligations, including payments due for each of the next five years and thereafter, since December 31, 2003. For further information on these contractual obligations, refer to Management's Discussion and Analysis in NGTL's 2003 Renewal Annual Information Form.

RELATED PARTY TRANSACTIONS

All transactions with related parties occurred in the normal course of operations under normal commercial terms.

TCPL: During the first quarter of 2004, NGTL made interest payments to TCPL in the amount of $12 million (2003 - $13 million).

FOOTHILLS PIPE LINES (ALTA.) LTD.: TCPL both directly and indirectly through its interest in Foothills Pipe Lines Ltd. has a 100 per cent interest in Foothills Pipe Lines (Alta.) Ltd. During the first quarter of 2004, Foothills Pipe Lines (Alta.) Ltd. invoiced NGTL $17 million for gas transportation services (2003 - $18 million).

RISK MANAGEMENT

NGTL's market, financial and counterparty risks remain substantially unchanged since December 31, 2003. For further information on risks, refer to Management's Discussion and Analysis in NGTL's 2003 Renewal Annual Information Form.


CONTROLS AND PROCEDURES

As of the end of the period covered herein, NGTL's management, together with NGTL's Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of the company's disclosure controls and procedures. Based on this evaluation, the Chief Executive Officer and the Chief Financial Officer of NGTL have concluded that the disclosure controls and procedures are effective.

There were no changes in NGTL's internal control over financial reporting during the most recent fiscal quarter that have materially affected or are reasonably likely to materially affect NGTL's internal control over financial reporting.

CRITICAL ACCOUNTING POLICY

NGTL's critical accounting policy, which remains unchanged since December 31, 2003, is the use of regulatory accounting for its regulated operations. For further information on this critical accounting policy, refer to Management's Discussion and Analysis in NGTL's 2003 Renewal Annual Information Form.


NGTL MANAGEMENT'S DISCUSSION AND ANALYSIS                                     2
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CRITICAL ACCOUNTING ESTIMATE

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of the company's consolidated financial statements requires the use of estimates and assumptions, which have been made using careful judgement. NGTL's most significant critical accounting estimate is depreciation expense. For further information on this critical accounting estimate, refer to Management's Discussion and Analysis in NGTL's 2003 Renewal Annual Information Form.


ACCOUNTING CHANGES

HEDGING RELATIONSHIPS

Effective January 1, 2004, the company adopted the provisions of the Canadian Institute of Chartered Accountants (CICA) new Accounting Guideline "Hedging Relationships," that specifies the circumstances in which hedge accounting is appropriate, including the identification, documentation, designation and effectiveness of hedges, and the discontinuance of hedge accounting. In accordance with the provisions of this new guideline, NGTL has recorded all derivatives on the Consolidated Balance Sheet at fair value.

This new guideline was applied prospectively and there was no impact on net income in the first quarter of 2004. There was no material impact from this accounting change on the Consolidated Balance Sheet as at January 1, 2004.

ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2004, the company adopted the new standard of the CICA Handbook Section "Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with asset retirement costs. This section requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

The plant, property and equipment of the regulated natural gas transmission operations consist primarily of underground pipelines and above ground compression equipment and other facilities. No amount has been recorded for asset retirement obligations relating to these assets as it is not possible to make a reasonable estimate of the fair value of the liability due to the indeterminate timing and scope of the asset retirements. Management believes it is reasonable to assume that all retirement costs associated with the regulated pipelines will be recovered through tolls in future periods.

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Effective January 1, 2004, the company adopted the new standard of the CICA Handbook Section "Generally Accepted Accounting Principles" that defines primary sources of generally accepted accounting principles (GAAP) and the other sources that need to be considered in the application of GAAP. The new standard eliminates the ability to rely on industry practice to support a particular accounting policy.

This accounting change was applied prospectively and there was no impact on net income in the first quarter of 2004. In prior periods, in accordance with industry practice, certain assets and liabilities related to the company's regulated activities, and offsetting deferral accounts, were not recorded on the balance sheet. There was no material impact from this change on the Consolidated Balance Sheet as at January 1, 2004.


NGTL MANAGEMENT'S DISCUSSION AND ANALYSIS                                     3
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OUTLOOK

The outlook for the company remains relatively unchanged since December 31, 2003. For further information on outlook, refer to Management's Discussion and Analysis in NGTL's 2003 Renewal Annual Information Form.


OTHER RECENT DEVELOPMENTS

In July 2003, NGTL, along with other utilities, filed evidence in the Generic Cost of Capital (GCOC) Proceeding with the EUB. NGTL has requested a return on equity of 11 per cent based on a deemed common equity of 40 per cent in its GCOC application. The EUB expects to adopt a standardized approach to determining the rate of return and capital structure for all utilities under its jurisdiction at the conclusion of this proceeding. The oral portion of the hearing was completed on January 16, 2004 with written argument and reply argument filed on February 23, 2004 and April 5, 2004, respectively. An EUB decision is expected in third quarter 2004.

In September 2003, NGTL filed Phase I of the 2004 General Rate Application (GRA) with the EUB, consisting of evidence in support of the applied for rate base and revenue requirement. The company applied for a composite depreciation rate of
4.13 per cent compared to the current depreciation rate of 4.00 per cent. Phase II of the application, dealing primarily with rate design and services, was filed in December 2003. The EUB hearing to consider the GRA Phase I application began, in Calgary, on April 5, 2004, with the evidentiary portion concluding on April 14, 2004. Final argument and reply are due May 5, 2004 and May 26, 2004 respectively. A decision is expected in third quarter 2004. The Phase II hearing is scheduled to commence on June 8, 2004.

In December 2003, the EUB approved NGTL's application to charge interim tolls for transportation service, effective January 1, 2004. Final tolls for 2004 will be determined based on the EUB decisions for the GCOC hearing and both phases of the GRA.

SHARE INFORMATION

As at March 31, 2004, NGTL had 100,004 issued and outstanding common shares.

FORWARD-LOOKING INFORMATION

Certain information in this Management's Discussion and Analysis is forward-looking and is subject to important risks and uncertainties. The results or events predicted in this information may differ from actual results or events. Factors which could cause actual results or events to differ materially from current expectations include, among other things, the ability of NGTL to successfully implement its strategic initiatives and whether such strategic initiatives will yield the expected benefits, the availability and price of energy commodities, regulatory decisions, competitive factors in the pipeline industry sector, and the prevailing economic conditions in North America. For additional information on these and other factors, see the reports filed by NGTL with Canadian securities regulators and with the United States Securities and Exchange Commission. NGTL disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


NGTL MANAGEMENT'S DISCUSSION AND ANALYSIS                                     4